EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated May 12, 2023 related to the consolidated financial statements of Hempacco Co, Inc. as of December 31, 2022 and 2021 and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about Hempacco Co, Inc.’s ability to continue as a going concern. We also consent to the reference to us in the “Experts” section of the Registration Statement.

/s/ dbbmckennon
San Diego, California
January 29, 2024